As Filed With the Securities and Exchange Commission on March 21, 2013
 Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_________________

FORM S-8
REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933
_________________

SERVOTRONICS, INC.
(Exact name of registrant as specified in its charter)

Delaware	16-0837866
(State of Incorporation)	(I.R.S. Employer Identification No.)

1110 Maple Street
Elma, New York 14059
(Address of Principal Executive Offices, including Zip Code)
_________________

Servotronics, Inc. 2012 Long-Term Incentive Plan
(Full title of the plan)
_________________

Dr. Nicholas D. Trbovich
Servotronics, Inc.
1110 Maple Street
Elma, New York   14059
(716) 655-5990
(Name, address, including zip code, and telephone number, including area code of agent for service)
_________________

Copies to:
Michael C. Donlon, Esq.
Jaeckle Fleischmann & Mugel, LLP
Avant Building, Suite 900
200 Delaware Avenue
Buffalo, New York  14202
(716) 856-0600

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company.  See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, $.20 par value per share (2)	300,000 shares	$7.485	$2,245,500	$306.29

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this registration statement also covers an indeterminate number of additional shares that may be offered and issued to prevent dilution resulting from stock splits, stock dividends or similar transactions as provided in the Servotronics, Inc. 2012 Long-Term Incentive Plan.

(2)
Determined in accordance with Rule 457(c) and 457(h)(1) under the Securities Act of 1933 based on the average of the high and low reported sales prices of the Common Stock on the NYSE MKT on March 19, 2013.

EXPLANATORY NOTE

This Registration Statement on Form S-8 is being filed to register 300,000 shares of common stock, par value $0.20 per share (“Common Stock”), of Servotronics, Inc. which have been reserved for issuance under the Servotronics, Inc. 2012 Long-Term Incentive Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I will be sent or given to participants in the plan described herein as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”).  In accordance with the instructions to Part I of Form S-8, such documents will not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act.  These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute the prospectus as required by Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.   Incorporation of Documents by Reference.

    Servotronics, Inc. (the “Registrant”) hereby incorporates by reference into this Registration Statement the following documents filed by it with the Securities and Exchange Commission:

●	our Annual Report on Form 10-K for the fiscal year ended December 31, 2012; and
●
The description of our shares of common stock, $0.20 par value per share, contained in the Registration Statement on Form 8-B dated December 29, 1972, filed by the Registrant to register such securities under the Exchange Act, including all amendments and reports filed for the purpose of updating such description prior to the termination of the offering of the common stock offered hereby.

In addition, all documents filed by the Registrant subsequent to the date hereof pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, and  prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be part hereof from the date of filing of such documents.  Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.   Description of Securities.

                      Not applicable (the Common Stock is registered under Section 12 of the Exchange Act).

Item 5.   Interests of Named Experts and Counsel.

                      Not applicable.

Item 6.   Indemnification of Directors and Officers

                      Section 145 of the Delaware General Corporation Law (the “DGCL”), the law of the state in which the Company is organized, empowers a corporation, subject to certain limitations, to indemnify its directors and officers against expenses, including attorneys’ fees, judgments, fines and certain settlements, actually and reasonably incurred by them in any suit or proceeding to which they are parties as long as they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, as long as they had no reasonable cause to believe their conduct to be unlawful.

                      The DGCL authorizes corporations to limit or eliminate the personal liability of directors to the corporation and its stockholders for monetary damages in connection with the breach of a director’s fiduciary duty of care.  Although the DGCL does not change a director’s duty of care, it enables corporations to limit available relief to equitable remedies such as injunction or rescission.  The Company’s certificate of incorporation limits the liability of directors of the Company to its stockholders to the fullest extent permitted by the DGCL as in effect from time to time.  Specifically, directors of the Company will not be personally liable for monetary damages for breach of a fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Company or to its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived any improper personal benefit.

                      The By-laws of the Company provide that the Company shall indemnify any director or officer of the Company against expenses (including legal fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred by him, to the fullest extent now or hereafter permitted by law in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (“Claim”), brought or threatened to be brought against him by reason of his performance as a director or officer of the Company, its parent or any of its subsidiaries, or in any other capacity on behalf of the Company, its parent or any of its subsidiaries.  The Company’s By-laws also state that upon receipt of an appropriate undertaking, the Company may pay expenses in advance of disposition of any Claim and may also purchase and maintain insurance on behalf of its directors and officers.

                      The By-laws further provide that the Board of Directors of the Company may, by resolution, indemnify any person other than a director or officer of the Company for liabilities incurred in connection with services rendered for or at the request of the Company, its parent or any of its subsidiaries.

Item 7.   Exemption from Registration Claimed.

                      Not applicable.

Item 8.   Exhibits.

                      See the Exhibit Index, which is incorporated herein by reference.

Item 9.   Undertakings

      (a)     The undersigned Registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)           To include any prospectus required by Section 10(a)(3) of the Securities Act, as amended;

(ii)          To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)         To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, that are incorporated by reference in the registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (b)     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended, (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934, as amended) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (c)     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Elma, New York, on March 21, 2013.

SERVOTRONICS, INC.

By:	/s/ Cari L. Jaroslawsky
Cari L. Jaroslawsky
Chief Financial Officer

POWER OF ATTORNEY

We, the undersigned directors and officers of Servotronics, Inc., a Delaware corporation, do hereby constitute and appoint Dr. Nicholas D. Trbovich and Cari L. Jaroslawsky, and each and either of them, our true and lawful attorneys-in-fact and agent, with full power of substitution and resubstitution, to do any and all acts and things in our names and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our name in the capacities indicated below, which said attorneys and agents may deem necessary or advisable to enable said corporation to comply with the Securities Act and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this registration statement, or any registration statement for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act, including specifically, but without limitation, any and all amendments (including post-effective amendments) hereto; and we hereby ratify and confirm all that said attorneys and agents, or either of them, shall do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act, this Registration Statement and the foregoing Powers of Attorney have been signed by the following persons in the capacities and as of March 21, 2013.

Name	Title

/s/ Dr. Nicholas D. Trbovich	Chairman of the Board and Chief Executive Officer
Dr. Nicholas D. Trbovich

/s/ Kenneth D. Trbovich	President and Director
Kenneth D. Trbovich

/s/ Cari L. Jaroslawsky	Chief Financial Officer
Cari L. Jaroslawsky

/s/ Donald W. Hedges	Director
Donald W. Hedges

/s/ William H. Duerig	Director
William H. Duerig

/s/ Edward C. Cosgrove	Director
Edward C. Cosgrove

EXHIBIT INDEX

Exhibit Number	Description

5	Opinion of Jaeckle Fleischmann & Mugel, LLP (filed herewith).

23.1	Consent of Freed Maxick CPAs, P.C. (filed herewith).

23.2	Consent of Jaeckle Fleischmann & Mugel, LLP (included in Exhibit 5).

24	Power of Attorney (included on signature page).

99	Servotronics, Inc. 2012 Long-Term Incentive Plan (incorporated by reference to Appendix A to the Company’s Proxy Statement for the 2012 Annual Meeting of Shareholders)